UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 16, 2021

ONCOSEC MEDICAL INCORPORATED

(Exact Name of Registrant as Specified in Charter)

Nevada	000-54318	98-0573252
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

24 North Main Street

Pennington, NJ 08534-2218

(Address of Principal Executive Offices)

(855) 662-6732

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act.

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act.

☐	Pre-commencement communications pursuant to Rule 14d-2b under the Exchange Act.

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act.

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	ONCS	NASDAQ Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective August 13, 2021, Mr. Brian Leuthner has left OncoSec Medical Incorporated (the “Company”). Mr. Leuthner was appointed as Chief Operating Officer upon joining the Company in February 2021, and was serving as Interim Chief Executive Officer of the Company since June 24, 2021.

Effective August 13, 2021, the Board of Directors of the Company (the “Board”) established a Leadership Committee (the “Leadership Committee”) of members of the Board to lead the Company on an interim basis and until the Board appoints a Chief Executive Officer. The Leadership Committee consists of the following Board members: Dr. Margaret Dalesandro (Chair of the Board), Dr. Yuhang Zhao and Dr. Herbert Kim Lyerly. The Leadership Committee will report directly to and work with the Company’s Board.

Dr. Margaret Dalesandro, 75, has served on the Company’s Board since April 2019 and as the Chair of the Board since April 2020. Dr. Dalesandro is currently a pharmaceutical development consultant with Brecon Pharma Consulting LLC and has over twenty-five years of experience leading strategic product development in the pharmaceutical, biotechnology and diagnostics industries. Since August 2020, Dr. Dalesandro has served as an independent director on the Board of Directors of Skye Bioscience Inc. She has previously served as a Business Director of Integrative Pharmacology at Corning, Incorporated, as a Vice President of Project, Portfolio and Alliance Management at ImClone Systems Inc., as an Executive Director of Project and Portfolio Management at GlaxoSmithKline, and as a Senior Consultant at Cambridge Pharma Consultancy over the course of her career. Dr. Dalesandro earned her Ph.D. in Biochemistry from Bryn Mawr College and completed a NIH Post-Doctoral Fellowship in Molecular Immunology at the Wake Forest University School of Medicine.

Dr. Herbert Kim Lyerly, 62, is the George Barth Geller Professor of Cancer Research, Professor of Surgery, Immunology and Pathology, and Executive Director of the Surgical Sciences Applied Therapeutics Center at Duke University, and former Director of the Duke Comprehensive Cancer Center. He is an internationally-recognized expert in cancer therapy and immunotherapy, has published over 300 scientific articles and book chapters, and has edited ten textbooks on surgery, cancer immunotherapy and novel cancer therapies. He serves on the editorial board of 12 scientific journals. Dr. Lyerly has a history of immunotherapy product translation and clinical development. He was a co-founder, along with Nobel Laureate Ralph Steinman, of Argos Therapeutics and served as the Chief Medical Officer of Anosys, which developed exosome based immunotherapy. He is a co-founder and member of the Scientific Advisory Board of Replicate Biosciences, and a co-founder of Sonokine Biosciences. He is a highly sought-after consultant and advisor and has served on the Cancer Center’s external advisory boards for the M.D. Anderson Cancer Center, University of Michigan, University of Chicago, University of Alabama, University of Arizona, Boston University and Purdue University. He has served as an advisor to the University of Washington and Case Western Reserve Clinical and Translational Science Institutes. He has also been a member of the scientific advisory boards of the Susan G. Komen Foundation and the Burroughs Welcome Foundation. In addition, he has been a consultant for a number of major pharma and biotech companies.

Dr. Lyerly was appointed in 2008 by President George W. Bush to serve on the National Cancer Advisory Board, which oversees the National Cancer Institute, where he served until 2014. He has served under both President Bush and Obama as Chair of the Cancer Center’s Subcommittee and served on the Global Health Subcommittee of the National Cancer Advisory Board. He has served on the National Institutes of Health (“NIH”) Council of Councils, and on the board of the NIH Office of AIDS Research.

Dr. Yuhang Zhao, 56, is a graduate from Peking University, received her Doctorate in Molecular Biology from Rockefeller University and her MBA in Finance from NYU Stern Business School. Dr. Zhao was most recently a member of the Bayer Global Leadership Circle. She established one of Bayer’s four Global Clinical Development sites, located in Beijing, China in 2009. She then became Head of Global Strategy for Bayer Consumer Health, reporting to the President. Prior to her positions in the pharmaceutical industry, Dr. Zhao held positions as a stock analyst at PaineWebber and was a management consultant at Deloitte Life Science practice. Dr. Zhao currently serves on the board of R2 Technologies, and consults life science companies in business and product development.

In connection with Mr. Leuthner’s departure, the Company and Mr. Leuthner entered into a separation agreement (“Separation Agreement”) on August 13, 2021, providing for severance payments and benefits to Mr. Leuthner consistent with the terms of his existing offer letter with the Company, including a severance payment of $365,000, less tax withholdings, and reimbursement of COBRA premiums (less the portion of the premium that he would have paid if he was an active employee), in each case payable for twelve months following his departure.

The foregoing is a summary description of the terms and conditions of the Separation Agreement and is qualified in its entirety by reference to the Separation Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits.

(d)   Exhibits.

The following exhibit is filed herewith:

10.1	Separation Agreement between OncoSec Medical Incorporated and Mr. Leuthner, dated August 13, 2021.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ONCOSEC MEDICAL INCORPORATED
(Registrant)

Date: August 16, 2021

	By:	/s/ Dr. Margaret Dalesandro
	Name:	Dr. Margaret Dalesandro
	Title:	Chairperson of the Board of Directors